SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

 Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                     1934

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                                                   Commission only (as permitted
                                                   by Rule 14a-6(e)(2))

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[X]   Soliciting Material Under Rule 14a-12


                                 InterTAN, Inc.
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                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Contact:
Emanuel R. Pearlman
Liberation Investment Group LLC
11766 Wilshire Blvd, Suite #870
Los Angeles, CA 90025
(310) 479-3434

                LIBERATION INVESTMENTS SEEKS INTERTAN BOARD SEATS

      Los Angeles, CA - August 12, 2003 - Investment funds Liberation Investments, L.P. and Liberation Investments Ltd. announced today that they have delivered written notice to InterTan, Inc. (NYSE: ITN) declaring their intention to nominate Lee S. Hillman and Don R. Kornstein for election to the board of InterTan at the company's 2003 annual meeting of stockholders. The Liberation funds own approximately 5.2% of the company's outstanding shares. Two of the Company's five directors are to be elected at the annual meeting.

      If elected to the InterTan board, subject to their fiduciary duties to all shareholders, Messrs. Hillman and Kornstein are expected to urge the board to pursue a strategy to maximize shareholder value. Such a strategy could involve, among other things, an extraordinary transaction, such as a sale of the Company's business or the conversion of the Company to a Canadian income trust.

      Lee S. Hillman, 47, is currently a private investor and an investment advisory consultant to private equity funds and growth stage businesses. From October 1996 to December 2002, Mr. Hillman was the Chief Executive Officer, President and Director of Bally Total Fitness Holding Corporation, a world leading health club operator, and from November 2000 to December 2002 served as the Chairman of the Board. Prior to this, Mr. Hillman served as an Executive Vice President from August 1992 to December 1996 and Chief Financial Officer and Treasurer from November 1991 to December 1996 of Bally Entertainment Corporation. From 1993 to 2003, Mr. Hillman was a director of Holmes Place PLC, a leading operator of premier health clubs in Europe and from 1997 to 1999 Mr. Hillman was a director of Continucare Corp., a provider of physical therapy, rehabilitation and other medical/healthcare services.

      Don R. Kornstein, 51, is currently the Founder and Chief Executive Officer of Alpine Advisors LLC, a strategic, management and financial consulting firm, and has held such position since March 2002. From March 1995 to the present, Mr. Kornstein has been a director of Varsity Brands, Inc., a leading marketer and manufacturer of uniforms and accessories and operator of cheerleader and dance team camps, and Chairman of its audit, compensation, exploratory and negotiating committees. From July 2003 to present, Mr. Kornstein has served as a director and member of the audit, compensation and governance committees of Shuffle Master, Inc., a gaming equipment supply company that develops, manufactures and markets innovative technology based products and services. From September 2000 to September 2001, Mr. Kornstein served as a consultant to First World Communications, Inc., a telecommunications and internet service provider. Mr. Kornstein was the Chief Executive Officer, President and a member of the Board of Directors of Jackpot Enterprises, Inc., a New York Stock Exchange listed company engaged in the gaming industry, from September 1994 through April 2000. Prior to this, Mr. Kornstein was a Senior Managing Director in the Investment Banking Department at Bear, Stearns & Co. Inc. for 17 years through September 1994.

      Liberation Investments, L.P. and Liberation Investments Ltd. are private investment funds managed by Liberation Investment Group LLC. Emanuel R. Pearlman is the majority member and general manager of Liberation Investment Group LLC, and as such may be deemed to be the beneficial owner of the shares of InterTan owned by the Liberation funds.

      The Liberation funds intend to file a proxy statement and other relevant documents with the SEC in support of the election of Messrs. Hillman and Kornstein to the InterTan board. INVESTORS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You will be able to obtain the documents free of charge at the website maintained by the SEC at www.sec.gov. The Liberation funds and Messrs. Mr. Hillman, Kornstein and Pearlman may be deemed to be participants in the solicitation of proxies from the stockholders of InterTan in connection with the annual meeting. Information about these participants and their ownership of InterTan shares can be found in the Liberation funds Schedule 13D filings with the SEC and will be set forth in the proxy statement filed by the Liberation funds with the SEC. Investors may obtain additional information regarding the interests of such participants by reading the proxy statement when it becomes available.


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